EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Unico, Incorporated

San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of Unico, Incorporated, on Form S-8, of our audit report dated June 2, 2008, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of Unico, Incorporated, for the year ended February 29, 2008, and to all references to our firm included in this Registration Statement.

/S/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

September 29, 2008